Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No.333-265204) on Form S-3 and (No. 333-265116) on Form S-8 of our reports dated March 01, 2023, with respect to the consolidated financial statements of Genpact Limited and subsidiaries, and the effectiveness of internal control over financial reporting.
/s/KPMG Assurance and Consulting Services LLP
Mumbai, Maharashtra, India
March 01, 2023